EXHIBIT 99.1

LHC Group Announces First Quarter 2010 Results

Highlights:

  Company raises FY 2010 guidance to revenue in the range of $615 million to $625 million and fully diluted earnings per share in the range of $2.75 to $2.85;
  Quality outcomes improved in all 12 home care compare categories;
  Net service revenue was $145.9 million; and
  Diluted earnings per share was $0.64.

LAFAYETTE, La., April 28, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice services, announced today its financial results for the first quarter ended March 31, 2010.

Financial Results for the First Quarter

  Net service revenue for the first quarter of 2010 increased 17.2% to $145.9 million compared with $124.5 million for the same period in 2009.
  Days sales outstanding, or DSO, at March 31, 2010, was 45 days as compared with 47 days at March 31, 2009.
  Net income attributable to LHC Group for the first quarter of 2010 totaled $11.6 million, or $0.64 per diluted share, compared with net income of $11.1 million, or $0.62 per diluted share, for the first quarter of 2009.

In commenting on the results, Keith G. Myers, chief executive officer of LHC Group, said, "During the first quarter of 2010, our dedicated caregivers and employees have once again exceeded expectations. I would like to congratulate and thank our entire team for their unwavering commitment to delivering the highest quality of care to the growing number of patients, families and communities we serve. With the passage of comprehensive healthcare reform during the first quarter, we now have more certainty in regards to the long term reimbursement environment. We expect a period of significant consolidation in the industry over the next several years, and we are prepared to absorb this growth both organically and through acquisitions or joint ventures. As a company with 53.9% of the patients we serve residing in rural America, we are pleased with the six year 3% rural add-on that became effective April 1, 2010. We believe that the six year rural add-on included in the recent legislation is a sign that decision makers in Washington D.C. have come to more fully understand the additional costs and challenges associated with providing home health services to patients in rural communities and are committed to ensuring access to these vital, cost-effective services. We have increased our 2010 guidance solely to take into account the impact of the 3% rural add-on in the three remaining quarters of 2010."

Guidance

The Company is raising its fiscal year 2010 guidance issued on March 3, 2010, for net service revenue from the original range of $610 million to $620 million to a range of $615 million to $625 million and fully diluted earnings per share from the original range of $2.60 to $2.70 to a range of $2.75 to $2.85. This guidance does not take into account the impact of any future acquisitions, if made, or de novo locations, if opened.

Conference Call

LHC Group will host a conference call on Thursday, April 29, 2010, at 11:00 a.m. Eastern time. The toll-free number to call for this interactive teleconference is (800) 677-1840 (international callers should call 973-890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, May 6, 2010, by dialing (800) 642-1687 (international callers should call 706-645-9291) and entering confirmation number 68028520.

A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the Company's website, www.lhcgroup.com or at www.opencompany.info. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice care, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share data)
(unaudited)
	March 31, 2010	Dec. 31, 2009
ASSETS

Current assets:
Cash	$ 17,256	$ 394
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $8,959 and $8,262, respectively	73,207	73,651
Other receivables	2,462	3,850
Amounts due from governmental entities	911	1,184
Total receivables, net	76,580	78,685
Deferred income taxes	5,483	4,370
Prepaid income taxes	–	3,131
Prepaid expenses and other current assets	8,104	8,798
Total current assets	107,423	95,378
Property, building and equipment, net	21,784	21,361
Goodwill	142,659	139,474
Intangible assets, net	49,078	46,851
Other assets	2,156	3,169
Total assets	$ 323,100	$ 306,233

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$ 18,136	$ 20,873
Salaries, wages and benefits payable	30,459	22,521
Amounts due to governmental entities	3,208	3,208
Income taxes payable	2,137	–
Current portion of long-term debt	387	387
Total current liabilities	54,327	46,989
Deferred income taxes	13,378	12,475
Revolving credit facility	–	5,723
Long-term debt, less current portion	4,012	4,096
Other long-term obligations	1,540	1,567
Noncontrolling interest- redeemable	13,912	13,823
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 21,114,983 and 20,967,418 shares issued and 18,113,034 and 17,990,685 shares outstanding, respectively	181	179
Treasury stock – 3,001,949 and 2,976,733 shares at cost, respectively	(4,286)	(3,513)
Additional paid-in capital	89,004	86,310
Retained earnings	149,861	138,196
Total LHC Group, Inc. stockholders' equity	234,760	221,172
Noncontrolling interest- non-redeemable	1,171	388
Total equity	235,931	221,560
Total liabilities and equity	$ 323,100	$ 306,233

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2010	2009
Net service revenue	$ 145,883	$ 124,457
Cost of service revenue	74,710	62,095
Gross margin	71,173	62,362
Provision for bad debts	2,059	1,183
General and administrative expenses	45,767	38,805
Operating income	23,347	22,374
Interest expense	(24)	(59)
Non-operating income (loss)	29	(460)
Income from continuing operations before income taxes and noncontrolling interest	23,352	21,855
Income tax expense	7,510	6,760
Income from continuing operations	15,842	15,095
Loss from discontinued operations (net of income tax benefit of $21)	–	32
Net income	15,842	15,063
Less net income attributable to noncontrolling interest	4,218	3,982
Net income attributable to LHC Group, Inc.	11,624	11,081
Redeemable noncontrolling interest	41	28
Net income attributable to LHC Group, Inc.'s common stockholders	$ 11,665	$ 11,109

Earnings per share — basic and diluted:
Income from continuing operations attributable to LHC Group, Inc.	$ 0.64	$ 0.62
Loss from discontinued operations attributable to LHC Group, Inc.	–	–
Net income attributable to LHC Group, Inc.	0.64	0.62
Redeemable noncontrolling interest	–	–
Net income attributable to LHC Group, Inc.'s common stockholders	$ 0.64	$ 0.62

Weighted average shares outstanding:
Basic	18,041,563	17,924,238
Diluted	18,179,013	17,991,618

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)
	Three Months Ended March 31,
	2010	2009
Operating activities
Net income	$ 15,842	$ 15,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,534	1,118
Provision for bad debts	2,059	1,183
Stock-based compensation expense	942	457
Deferred income taxes	(210)	853
Loss on impairment of intangible assets	–	542
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(1,000)	(5,496)
Prepaid expenses and other assets	1,946	184
Income taxes payable	5,268	(5,715)
Accounts payable and accrued expenses	5,166	6,173
Net amounts due to governmental entities	273	630
Net cash provided by operating activities	31,820	14,992

Investing activities
Purchases of property, building, and equipment	(1,770)	(1,857)
Cash paid for acquisitions, primarily goodwill and intangible assets	(5,479)	(8,170)
Net cash used in investing activities	(7,249)	(10,027)

Financing activities
Proceeds from line of credit	9,022	16,857
Payments on line of credit	(14,745)	(16,857)
Issuance of stock	950	–
Principal payments on debt	(84)	(119)
Payments on capital leases	(7)	(37)
Excess tax benefits from vesting of restricted stock	614	95
Proceeds from employee stock purchase plan	189	139
Noncontrolling interest distributions	(3,648)	(3,359)
Net cash used in financing activities	(7,709)	(3,281)
Change in cash	16,862	1,684
Cash at beginning of period	394	3,511
Cash at end of period	$ 17,256	$ 5,195

Supplemental disclosures of cash flow information
Interest paid	$ 24	$ 59
Income taxes paid	$ 1,912	$ 11,583

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(amounts in thousands)
(unaudited)
	Three Months Ended March 31, 2010
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 128,679	$ 17,204	$ 145,883
Cost of service revenue	64,623	10,087	74,710
Provision for bad debts	1,955	104	2,059
General and administrative expenses	41,492	4,275	45,767
Operating income	20,609	2,738	23,347
Interest expense	(22)	(2)	(24)
Non-operating income (loss)	41	(12)	29
Income from continuing operations before income taxes and noncontrolling interest	20,628	2,724	23,352
Income tax expense	6,759	751	7,510
Income from continuing operations	13,869	1,973	15,842
Noncontrolling interest	3,766	452	4,218

Total assets	$ 295,640	$ 27,460	$ 323,100

	Three Months Ended March 31, 2009
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 109,348	$ 15,109	$ 124,457
Cost of service revenue	53,586	8,509	62,095
Provision for bad debts	1,029	154	1,183
General and administrative expenses	34,912	3,893	38,805
Operating income	19,821	2,553	22,374
Interest expense	(52)	(7)	(59)
Non-operating (loss) income	(474)	14	(460)
Income from continuing operations before income taxes and noncontrolling interest	19,295	2,560	21,855
Income tax expense	6,066	694	6,760
Income from continuing operations	13,229	1,866	15,095
Noncontrolling interest	3,498	484	3,982

Total assets	$ 239,131	$ 22,514	$ 261,645

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(unaudited)
	Three Months Ended March 31,
	2010	2009
Key Data:
Home-Based Services:
Home Health locations	233	209
Hospice locations	22	19
Acquired (1)	4	2
De novo (1)	2	2
Home Health:
Total new admissions	21,805	18,104
Medicare new admissions	16,152	12,242
Average weekly census	30,721	27,834
Average Medicare weekly census	24,640	22,363
Medicare completed and billed episodes	38,736	34,121
Average Medicare case mix for completed and billed Medicare episodes	1.27	1.27
Average reimbursement per completed and billed Medicare episodes	$ 2,481	$ 2,432
Total visits	786,457	678,694
Total Medicare visits	617,367	534,220
Average visits per completed and billed Medicare episodes	15.9	15.7
Organic growth (2):
Net revenue	8.7%	27.4%
Net Medicare revenue	8.4%	29.2%
Total new admissions	8.9%	0.8%
Medicare new admissions	21.1%	0.8%
Average weekly census	1.6%	22.9%
Average Medicare weekly census	2.7%	27.7%
Medicare completed and billed episodes	6.3%	24.9%

Facility-Based Services:
Long-Term Acute Care Hospital locations	8	7
Patient days	13,872	11,981
Patient acuity mix	0.98	1.01
_____________________________________
(1) Inclusive of both home health and hospice agencies.
(2) Organic growth is calculated as the sum of same store plus denovo for the period divided by the total from the same period in the prior year.
CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com